                                                                   EXHIBIT 10.19

        [LETTERHEAD OF TERRA NOVA (BERMUDA) HOLDINGS LTD. APPEARS HERE]


November 26, 1998


Mr J Riddick
22 Stanhopes
Limpsfield
Surrey
RH8 0TY

Dear John,

In response to our discussions regarding your departure from Terra Nova (Bermuda) Holdings Ltd. and its subsidiary companies (individually or collectively, the "Company"), including Terra Nova Insurance Company Limited ("Terra Nova"), I am writing to set out the terms that have been agreed in respect of that termination of your employment. The following summary sets out the terms of your retirement on which we have agreed:

1. The Company will cause the terms and conditions of your service agreement with Terra Nova, dated October 18, 1993 (the "Service Agreement"), to be fulfilled through March 31, 2000 as provided under the terms of the contract and on to June 1, 2000 as we have mutually agreed. As we also have agreed, your paid leave from Terra Nova will begin on January 1, 1999 and your employment termination date will be May 31, 2000 at which time you will retire from Terra Nova. During the period of your paid leave, you agree to be available to assist the management of the Company, as may reasonably be requested from time to time. The Company will reimburse you for reasonable travel or other expenses in connection with such assistance.

2. Under the terms of your employment contract, the following salary and benefits will continue until May 31, 2000.

          A. Your monthly salary will continue at the present rate from which the Company will deduct income tax at the applicable basic rate and any employee's National Insurance contributions and will account to the Inland Revenue for these amounts;

          B. An annual bonus equal to 10% of your current salary will be paid for the performance year 1998 and 7800 (pounds) for the performance year 1999. The customary payment dates would be on February 1, 1999 and February 1, 2000. At your election, the Company will pay the bonus amounts in a single lump sum on February 1, 1999.

John Riddick                                                                  2
November 26, 1998


          C. The following benefits provided by the Company will continue at the current levels:
             . Life insurance;
             . Private medical insurance for yourself and your family;
             . Contribution to the Terra Nova pension scheme;
             . Membership in the Royal Automobile Club; and
             . "Vesting" of share options under the Company's Executive Share
               Option Schemes ("Option Schemes") according to the schedule specifically applicable to each option granted.

          In lieu of the customary automobile benefit, the Company will transfer ownership of the Company-owned Jaguar Sovereign, registration number MGT 1Y, that is currently in your possession, to you on approximately January 1, 1999 free from all encumbrances, except that you will be liable for any income tax that may be charged or levied in respect of the transfer. The Company makes no warranty as to the fitness and condition of the car. Estimated motor expenses for the period to May 31, 2000 of 5,000 (pounds) will be paid to you at the time of the transfer.

3. The Company has requested the Trustees of the Terra Nova Insurance Company Limited Pension and Life Assurance Scheme and the Trustees have agreed that your Normal Retirement Age be lowered from the age of 62 to 60 years at which time you will be entitled, subject to the rules of the Pension Scheme, to take your pension without discount. We have agreed to extend your pensionable service so that at the date of your leaving on May 31, 2000, your pension will be calculated on the basis of 24 years of pensionable service. If you elect to take your pension at an earlier date than age 60, your new normal retirement age, your discounted pension will be calculated using a discount rate of 4%. The Trustees will write to you separately setting out in full your options under the Pension Scheme rules.

4. At the time of your retirement on June 1, 2000, the exercise period applicable to exercisable Terra Nova Share options held by you on that date, subject to the applicable rules of the Options Schemes, should extend to the earlier of the expiration date of each option or May 31, 2005.

5. The Company will provide up to 10,000 (pounds) of outplacement services for you which will be paid by the Company when invoices are provided which document actual utilization. The Company will also reimburse you for the reasonable costs, including V.A.T., of the review of this letter by your counsel within seven days of your presentation of the applicable invoices.

6. You will resign as a director of the Company, from any other direct or indirect subsidiary of the Company and as a trustee of the Pension Scheme with effect from January 1, 1999 in the form or forms of resignation that will be provided by the Company.

7. The Company will reimburse you, on receipt of appropriate documentation, for all legitimate unclaimed expenses incurred by you up to and including December 31, 1998.

John Riddick                                                                   3
November 26, 1998


8. The Company will meet the cost of one full medical with BUPA (the Company's medical insurer) at their scale fee during 1999.

9. On the basis of our long association, I anticipate that your efforts will be directed towards assisting Terra Nova's management in assuring a smooth transition related to your departure. The terms of this letter and the Company's arrangements with you are confidential. You may discuss the terms with your family and with your personal legal and financial advisors. No other disclosure is to be made by you or by the Company to any third party without the prior written consent of you or the Company, as the case may be.

10. All announcements concerning your leaving the Company will be drafted with your assistance and agreed with you before they are issued and no comment is to be made by you, by the Company or by any employee or officer of the Company to any third party other than in a manner which is consistent with the agreed announcement made by the Company. Neither party will make any untrue and/or derogatory statements about the other. The Company will respond to all requests for a written reference in the agreed form (attached). All references given orally will be consistent with the terms and spirit of the agreed reference.

11. You have requested information on the restrictions which will apply in respect of your holding of Terra Nova (Bermuda) Holdings Ltd. Ordinary Shares. Generally, you will be free to buy or sell shares at any time after January 1, 1999. Jean Waggett, the Company's General Counsel, will be available to consult with you from time to time if you have questions about transactions in the Company's shares or options.

12. As provided in your Service Agreement, you will not, without the consent in writing of the Company, divulge to any person or use for your own benefit or for the benefit of any person, any information of a private, secret or confidential nature concerning the business, accounts or finances of the Company or any other of the secrets, dealings, transactions or affairs of the Company or any of its or their clients which have come to your knowledge during your employment with the Company. This shall not apply to any secrets or information which come into the public domain (otherwise than through an authorised disclosure by you).

13. During your paid leave and for a period of six months thereafter you undertake with the Company to comply with the restrictions in Clause 11 of your Service Agreement relating to non-solicitation.

14.  These terms are to be construed in accordance with and subject to English
     Law.

These terms are in full and final settlement of all claims in all jurisdictions (whether arising under statue, common law or otherwise), that you have on December 31, 1998 against the Company or any of its officers or employees in connection with your position as an officer or director of the Company or your contract of employment with Terra Nova, its termination or in any other respect. You have agreed that you will hold the Company harmless against any and all claims that

John Riddick                                                                  4
November 26, 1998


may be filed against the Company, now or in the future for any purpose, by you or any member of your family.

The Company agrees that these terms are in full and final settlement of all claims it has or may have against you provided that such agreement will not extend to claims arising from breach of fiduciary duties as a director or involving fraud or criminal activities on your part or to claims by third parties. For the avoidance of doubt, no such claims are known to the Company as of December 9, 1998.

Please review this agreement with your counsel, and confirm your agreement to these terms by signing and returning to me the duplicate of this letter by December 9, 1998.


Very truly yours,

/s/ John J Dwyer

John J Dwyer, Chairman                    Signed: /s/ John Riddick
                                                 ----------------------
Terra Nova (Bermuda) Holdings Ltd.               John Riddick

                                          Date: 9 December, 1998
                                               ------------------------